CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

M&K CPAS, PLLC
13831 East Freeway Suite 575
Houston, TX 77040

February 20, 2010

Foresight Funds, Inc.
1634 Pebble Chase Dr.
Katy, TX 77450

Gentlemen:

We consent to the references to our firm in the Registration Statement on Form N-1 of Foresight Funds, Inc. and to the use of our report dated February 11, 2010 on Foresight Value Fund's financial statements and financial highlights as of and for the year ending December 31, 2009. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


/s/M&K CPA'S, PLLC


M&K CPA'S, PLLC
www.mkacpas.com
Houston, TX
February 11, 2010